Exhibit 4.37

H
CRUDE OIL SERVICES FRAMEWORK AGREEMENT GENERAL CONDITIONS CONVENIENCE TRANSLATION TO ENGLISH. ORIGINAL IN SPANISH

AMENDMENT NO. 23 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

Between

CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S.

and

ECOPETROL S.A.

BOGOTÁ D.C., DECEMBER 24, 2025

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AMENDMENT N° 23 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

Convenience translation to
English. Original in Spanish

AMENDMENT NO. 23

TO THE FRAMEWORK CRUDE OIL SERVICES CONTRACT

This Amendment No. 23 (the “Amendment”) to the Framework Crude Oil Services Agreement (hereinafter, the “Framework Agreement”), is signed on December twenty-four (24), two thousand twenty-five (2025) (hereinafter, the “Signature Date”) by the following legal entities (hereinafter, the “Parties” and, each of them, a “Party” or the “Party”): we consider

1.

ECOPETROL S.A., a commercial mixed economy corporation, authorized by Law 1118 of 2006, linked to the Ministry of Mines and Energy, which acts in accordance with its bylaws and has its principal address in Bogotá D.C., identified with NIT 899.999.068-1, registered with the Chamber of Commerce of Bogotá D.C. on July 18, 2003 with No. 01291197,  acting in his own name and/or as agent of his Affiliates, when applicable, represented in this act by MAURICIO POSADA ORTIZ, of legal age, identified as it appears at the bottom of his signature, who acts in his capacity as Head of the Department of Logistics Contracting, duly authorized to act, in accordance with the broad and sufficient Special Power of Attorney granted to him by the General Manager of Planning and Operational Logistics,  in exercise of the powers of representation conferred by means of a General Power of Attorney, contained in Public Deed No. 1250 of October 14, 2025, granted at Notary 78 of Bogotá D.C., which hereinafter and for the purposes of this document will be called ECOPETROL.

2.

CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S., a mixed economy company, authorized by Decree 1320 of 2012, linked to the Ministry of Mines and Energy, with its principal address in Bogotá D.C. and NIT. 900.531.210-3, represented for the subscription of this Amendment by MARÍA CAMILA RODRÍGUEZ FORERO, identified as it appears at the bottom of her signature,  who acts in her capacity as General Attorney, in accordance with a power of attorney granted by public deed No. 1373 of August 27, 2024 at Notary 32 of the Círculo de Bogotá, authorized to sign this Amendment (hereinafter, “CENIT”).

The Parties have agreed on the following aspects, subject to the following

CONSIDERATIONS:

1.

That the Parties signed on April 1, 2013, the Framework Agreement, which has been previously modified by means  of Amendments No. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21 and 22 in the aspects defined in each of them, Contract that is in force to date.

2.

That ECOPETROL, for operational reasons and in accordance with the provisions of Chapter II “Crude Oil Storage Service” of the Framework Agreement, through Amendment No. 19 to the Framework Agreement, agreed with CENIT the terms and conditions under which it has been providing the crude oil storage service in Tank TK-

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AMENDMENT N° 23 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

Convenience translation to
English. Original in Spanish

705, located at the Vasconia Station,  since May 28, 2024, a service that was later adjusted through Amendment No. 20, which regulated the provision of the service under the “Store or Pay” modality during the year 2025, establishing that the applicable rate would be updated as of January 1, 2026.

3.

That ECOPETROL is interested in using the TK-705 Tank throughout 2026 and under the “Store or Pay” modality, for which it needs CENIT to guarantee the provision of the Crude Oil Storage Service in the TK-705 Tank.

4.

That CENIT, in its capacity as service provider, expressed its agreement with the request submitted by ECOPETROL and its willingness to extend the provision of the storage service of Tank TK-705 during the year 2026, under the “Store or Pay” modality, and applying the corresponding tariff update as of January 1, 2026,  according to the Consumer Price Index – All Urban Consumers (CPI) of the United States of America, reported by the Bureau of Labor Statistics.

5.

That, by virtue of the foregoing, the Parties consider it necessary to sign this Amendment No. 23, which formalizes the extension of the provision of the crude oil storage service in Tank TK-705 for an additional one (1) year, maintaining the “Store or Pay” modality and integrity of the Framework Agreement and its other previous ones in all matters that do not conflict with the provisions herein.

Taking into account the foregoing considerations, the Parties have hereby agreed to make the modifications to the Framework Agreement that are indicated below in the following

C L Á U S U L A S:

CLAUSE ONE: Modification of Annex AC-6 signed for the Rental of the TK-705 Tank located at the Vasconia Station. – The Parties agree to modify Annex 1 of Amendment No. 20 to the Framework Agreement called Annex AC-6, relating to the “Destination, Term of Duration, Operation and Lease Fee of the TK-705 Tank at the Vasconia Station”, which was included in Chapter II “Crude Oil Storage Service” of the Framework Agreement by signing the Amendment No. 20.

Therefore, the modified Annex AC-6 will remain for all purposes as established in Annex 1 of this Other, through which the Parties agree on the particular conditions for the provision of ECOPETROL’s Crude Oil Storage Service.

CLAUSE SECOND: The Parties understand that the other clauses of the Framework Agreement and its others continue to be in force in everything that has not been expressly modified by this Other.

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AMENDMENT N° 23 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

Convenience translation to
English. Original in Spanish

In proof of the foregoing, this Amendment is signed electronically by the undersigned, in the city of Bogotá D.C., on December twenty-four (24), two thousand and twenty-five (2025).

By ECOPETROL,	By CENIT,

MAURICIO POSADA ORTIZ	MARÍA CAMILA RODRÍGUEZ FORERO
C.C. 91.446.513	C.C. 1,098,615,454
Special attorney	General Representative

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AMENDMENT N° 23 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

Convenience translation to
English. Original in Spanish

Annex 1

of Amendment No. 23 to the Framework Contract for Services for Crude Oil signed between Cenit
Transporte y Logística de Hidrocarburos S.A.S. and Ecopetrol S.A.

ANNEX AC-6

CRUDE OIL STORAGE SERVICE

DESTINATION, TERM OF DURATION, OPERATION AND FEE FOR THE CONTRACTING OF THE STORAGE CAPACITY OF THE TK-705 TANK LOCATED AT THE VASCONIA STATION

CENIT, in its capacity as holder of the right of ownership and possession of Tank TK-705 (hereinafter, the “Tank”), grants ECOPETROL, by way of lease, the use and enjoyment of the entire storage capacity (hereinafter, the “Storage Capacity”) of the Tank, which will be operated by CENIT for the term of duration defined in this Annex and under the operating conditions indicated in this Annex.

CENIT, in its capacity as service provider, declares that the storage capacity of the Tank will be leased as of the Effective Date, as defined in Clause 2 of this Annex.

CHAPTER I

Clause 1. Destination: ECOPETROL will allocate the Storage Capacity of the Tank for the storage of ECOPETROL’s Crude Oil, as defined in Clause 34 of the Framework Contract for Crude Oil Services, signed on April 1, 2013 (hereinafter, the “Framework Services Agreement”) and transcribed below, and that it complies with the qualities required by Cenit for the Tank:

“ECOPETROL Crude Oil: means: (i) Crude Oil owned by ECOPETROL and its Affiliates (excluding CENIT), (ii) Fuel Oil or fuel oil owned by ECOPETROL and its Affiliates (excluding CENIT), (iii) Diluents owned by ECOPETROL and its Affiliates (excluding CENIT) (iv) any other product that can technically be transported by the Pipeline owned by ECOPETROL and its Affiliates (excluding CENIT),  prior agreement with CENIT and (v) Crude oil owned by third parties only for the Apiay - Monterrey - Altos del Porvenir systems.”

Therefore, ECOPETROL accepts and acknowledges that, for the use of the Tank Storage Capacity, the following conditions apply:

(i)	The filling and evacuation of the Tank will be planned by CENIT in accordance with the transport program of the transport systems that are or can be used by the Tank.

(ii)	The control and operational management of the tank will be the exclusive responsibility of CENIT.
(iii)	The connection, disconnection and/or blocking of the afferent lines to the Tank will be carried out by CENIT. In this way, the technical, environmental, social and operational aspects are the responsibility of CENIT.

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AMENDMENT N° 23 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

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English. Original in Spanish

(iv)	Cenit will have custody and responsibility for the total volume stored in the Tank. The use of storage capacity will be made in accordance with Cenit’s nomination process.

(v)	Whenever Ecopetrol has or does not have product in storage, during the period agreed by the parties, based on the nomination, it must pay the fixed monthly value indicated.

(vi)	Once the term has expired, Cenit will be able to freely dispose of the use of the Tank and its capacity, and Ecopetrol must evacuate the entire operating product within a period of no more than five (5) calendar days, counted from the first day following the end of the service agreed upon in this Annex. Otherwise, Cenit will evacuate the product, complying with the provisions of the Cenit Conveyor Manual or the document that takes its place, and will request reimbursement of the respective cost from Ecopetrol.

(vii)	Once the service is completed, Ecopetrol must deliver the remainder of the tank in the same volume and with the same quality in which it was delivered at the beginning of the operation.

Clause 2. Duration: This Addendum shall be effective as of May twenty-eight (28), two thousand twenty-four (2024) (hereinafter, the “Effective Date”) and shall be in force for the same term of Term established for the Master Service Agreement.

Clause 3. Modality: The Parties agree that the service will be provided in the following modalities and dates indicated herein:

(i) Store or Pay Modality: From January 1, 2025 to December 31, 2026, the storage service in the Tank will be provided under the “Store or Pay” modality, for which ECOPETROL, during this period, irrevocably and unconditionally undertakes to pay CENIT on a monthly basis.  the Tariff, regardless of whether or not ECOPETROL nominates the Tank or does not use it.

By virtue of the principle of autonomy of will, the Parties agree that the term for the provision of the service under the Store or Pay Modality may be extended for up to two years, that is, until December thirty-one, 2028. For these purposes, ECOPETROL will send CENIT a communication prior to November 30, 2026 and/or 2027 (for annual extensions) expressing its intention to extend the term of provision of the service under the Warehouse or Pay modality; Once the communication is received, it will be understood that the term of provision of the service under this modality has been extended. During the extension, the commercial conditions of the service will be maintained, so ECOPETROL is irrevocably and unconditionally obliged to pay the Tariff to CENIT on a monthly basis, regardless of whether or not ECOPETROL nominates the Tank or does not use it. The rate will be readjusted in accordance with the provisions of Clause Two – Rate Update of this Annex.

(ii) “Store and Pay” Modality: as of the date of termination of the service under the Store or Pay Modality, as established in paragraph (i) above, and for the same term of Term established for the Master Service Contract, the storage service in the Tank will be provided under the “Store and Pay”

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AMENDMENT N° 23 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

Convenience translation to
English. Original in Spanish

modality. therefore, ECOPETROL, during this period, is irrevocably and unconditionally obliged to pay CENIT the Tariff, only when it nominates and the nomination has been accepted by CENIT.

Clause 4. Termination: At the end of the term under the “Store or Pay” modality and, unless the service has been nominated by ECOPETROL and accepted by CENIT under the “Store and Pay” modality, both CENIT and ECOPETROL may unilaterally and early terminate the storage capacity leasing service agreed upon through this Annex.  for which purpose, the Party that wishes to terminate it shall notify the other Party in writing and by the most expeditious means of its desire to terminate it.

Such manifestation must be made at least three (3) months prior to the effective date of termination requested by the Party interested in such termination. The Parties understand and accept that they may not terminate this Annex unilaterally during the term of provision of the service under the Store or Pay modality.

Once the interest in terminating the lease service of the storage capacity of the Tank agreed in this Annex has been expressed, it will be understood that it will end on the last day of the notice of three (3) months.

CHAPTER II

Clause 1. Value and method of payment: The Parties agree that, during the term of the lease, ECOPETROL undertakes to pay on a monthly basis for the lease service of the storage capacity of the Tank in accordance with the following conditions:

(i)	The fixed monthly value for the availability of the Tank Storage Capacity in charge of ECOPETROL will be sixty-eight thousand seven hundred and sixty-one United States dollars (USD$68,761), including the fee (hereinafter, the “Fee”).

(ii)	During the term under the “Store or Pay” modality: ECOPETROL will pay the Fee on a monthly basis to CENIT, regardless of whether or not ECOPETROL nominates the Tank.

(iii)	During the term under the “Store and Pay” modality: ECOPETROL will pay the Fee only when it nominates and the nomination has been accepted by CENIT. Once the nomination has been accepted, and whether or not ECOPETROL uses the Storage Capacity, it is obliged to pay the Rate established for the service during the month nominated for the use of the Tank.

Clause 2. Rate Update: The Tank Storage Capacity Availability Fee will be readjusted annually as of January 1, 2026, using the Consumer Price Index – All Urban Consumers (CPI) of the United States of America, from the previous year, reported by the Bureau of Labor Statistics.

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AMENDMENT N° 23 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

Convenience translation to
English. Original in Spanish

Clause 3. Invoicing: It will be carried out in accordance with the provisions of Clause 6 of the Framework Agreement.

CHAPTER III

Clause 1. Services by CENIT to ECOPETROL: ECOPETROL expressly accepts that the lease of the Tank Storage Capacity in its favor does not constitute a breach, novation or modification of the Framework Agreement, which is in force in all its terms and conditions.

Clause 2. Application of the Annex: This Annex annuls or renders null and void any prior agreement or contract relating to the lease of the Tank Storage Capacity.

Clause 3. Validity of the modifications: The modifications that the Parties wish to introduce to this Annex must be in writing, following the provisions of the Framework Agreement, since it is the will of the Parties to recognize validity only to those that are made in this way.

Clause 4. Payment of Costs and Taxes: Each Party shall assume the taxes that by legal provision it is entitled to assume by virtue of the execution and execution of this Annex.

Clause 5. Dispute Settlement: Any dispute or difference arising between the Parties during the execution of the provisions contained in this Annex shall be resolved in accordance with the provisions of Clause 23 and Clause 25 of the General Conditions of the Framework Agreement.

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